Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Stock Option Exchange Program Reduces Option Pool

Participation by ARI Employees, Officers and Directors Critical to Long-Term Shareholder Value

Milwaukee, Wis., May 27, 2004 — ARI (OTCBB:ARIS), a leading provider of e-Catalog business solutions that connect equipment manufacturers with their service and distribution networks, announced today that its voluntary Stock Option Exchange Program announced last fall has been completed.

Under the Program, eligible employees were given the opportunity on or before November 19, 2003 to exchange previously granted options for an equal number of new options (a 1:1 ratio) to be granted on or after May 20, 2004.  The Company’s officers and board members were given the opportunity to exchange three old options for two new options (a 3:2 ratio).  The exercise price of the new options was to be the fair market value of the Company’s common stock on the new grant date.   On May 21, the exchange was completed at a price of $1.565, the midpoint of the closing bid and ask prices on that date.

 “The Stock Exchange Program’s goal was threefold: (1) to provide an additional incentive to retain our experienced Board members; (2) to re-motivate and align ARI employees with our shareholders; and (3) to reduce the total size of the option pool,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “We were pleased that more than 50% of the employees, officers and board members who were eligible to participate made the decision to participate in this program.  Their participation helped us meet all of our original goals,” added Dearing.  According to Dearing, prior to the Stock Options Exchange Program, ARI had a total of 503,936 options granted and outstanding under the 1991 Employee Stock Option Plan and the 1993 Director Stock Option Plan.  No future grants can be made from these two plans because of their expiration in 2001 and 2003 respectively.  Under the Exchange Program, 313,536 options originating from these plans were exchanged and are now retired, reducing the total options granted and outstanding or available to be granted.  In addition, as a result of the 3:2 exchange ratio offered to officers and directors, 73,250 options have been returned to the option pool and are available for re-granting under the 2000 Employee Stock Option Plan.

“All in all, there are now 338,946 or 17% fewer options outstanding or grantable today than there were before the Stock Option Exchange Program was implemented.  That means that the ownership position of our shareholders is less diluted, which is a good thing,” Dearing said.

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ARI Stock Option Exchange Program Reduces Option Pool

The total impact of the Exchange Program is summarized in the table below.

	Pre-Exchange October 22, 2003%		Post-Exchange May 21, 2004%
Common Shares Outstanding	5,718,437	72%	5,921,034	76%

Warrants Outstanding	250,000	3%	250,000	3%

Options
Issued and Outstanding	1,101,336	14%	1,019,909	13%
Available to be granted in future	842,824	11%	585,305	8%

TOTAL Option Pool	1,944,160	25%	1,605,214	21%

TOTAL Fully Diluted Common Shares	7,912,597	100%	7,776,248	100%

“A motivated, committed team of employees and board members is critical to the continued success of the Company and to long-term growth in shareholder value.  We have not only increased the ownership position of our common shareholders on a fully diluted basis, but we have re-motivated our team to achieve growth in the value of the Company,” concluded Dearing.

About ARI

ARI is a leading provider of e-Catalog business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 75 parts catalogs (many of which contain multiple lines of equipment) for approximately 56 equipment manufacturers in the U.S. and Europe.  More than 84,000 catalog subscriptions are provided through ARI to approximately 23,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, power sports, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward-Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com